Exhibit 99.1

May 5, 2021

Important Notice of Blackout Period to Directors and Executive Officers of Merck & Co., Inc.

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in our common shares (including derivatives) due to a blackout affecting transfers in our common shares under the Merck 401(k) savings plans that lasts for more than three consecutive business days.

Reason for Blackout Period. A blackout is necessary to reflect the dividend of Organon & Co. shares to holders of Merck common stock in the plans as part of the legal separation of Merck and Organon. During the blackout period, 401(k) plan participants will be unable to direct or diversify investments into the Merck stock fund, obtain a plan loan using assets held in the Merck stock fund, obtain a distribution of assets held in the Merck stock fund or obtain a full distribution of their account balance if they hold any assets in the Merck stock fund.

Length of Blackout Period. The blackout is scheduled to begin at 4:00 pm Eastern Time on June 2, 2021 and to continue into the week of June 7, 2021 (the “Blackout Period”). If the date of the spinoff changes and we are required to adjust the beginning date or the length of the Blackout Period, we will provide you with notice of such adjustment as soon as reasonably practicable. During the Blackout Period you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting the Deputy Corporate Secretary at 2000 Galloping Hill Road, Kenilworth, NJ 07033 or (908) 740-4000.

Restrictions on Executive Officers and Directors During the Blackout Period. Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring any of our common shares (including by exercising stock options) or any derivatives of our common shares, regardless of whether the director or executive officer participates in the 401(k) savings plans. These prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations, and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions, please contact Kelly Grez, Deputy Corporate Secretary, 2000 Galloping Hill Road, Kenilworth, NJ 07033 or (908) 740-4000.